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                                                                Exhibit 99.3


                        FORM OF DOMESTIC DISTRIBUTION AGREEMENT
                           APOLLO INTERNATIONAL OF DELAWARE

    AGREEMENT made the ___ day of _________, 199_ between Apollo International of Delaware (herein called "Apollo") having its principal place of business at 6544 North US Highway 41, Suite 208, Apollo Beach, Florida 33572 and __________________________ (herein called "Representative"), having its principal place of business at ______________________________, _______________.

         1.   PURPOSE:

    The purpose of this agreement is to develop and maintain a satisfactory volume of sales of designated products in the assigned exclusive territory. The Representative shall use his best efforts to achieve said purpose.

         2.   TERRITORY:

    The areas to be serviced by the Representative are the following: The States of -----------------------------------------------------------------
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    This listing may change from time to time as mutually agreed upon in writing by Apollo and the Representative.

         3.   PRODUCTS:

         The products to be sold by the Representative are Motor Protection Relays.

         4.   COMMISSION RATES AND COMPUTATION:

         The Representative's commissions shall be subject to the conditions set forth in Exhibit "A".

              a) The payment of commissions on all sums collected from or remitted by customers or on their behalf shall be made to the Representative monthly on or about the 15th of the month following the month in which sums have been received, with adjustments made for returned items, credit allowances and bad debts.

              b) The Representative shall not be entitled to any compensation or reimbursement for any expenses or disbursements made by it or its employees.

              c) Notwithstanding Section 7(b), in the event an order is canceled for any reason and cancellation charges are received by Apollo from the customer, the

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commission rate will be applied to the dollar amount of the cancellation charge. In the event there is a non-charge cancellation or where a settlement entails a financial loss to Apollo, no commission will be paid to the Representative.

         5.   TERMINATION:

         Either party may terminate this Agreement for any reason after giving 60 days written notice. If not terminated, this Agreement will be automatically renewed for a successive one year period.

         6.   PAYMENT RIGHTS UPON TERMINATION:

              a) In the event of termination, all commissions earned as the result of orders booked prior to such termination date shall be payable in accordance with the schedule set forth at Section 4.

              b) Upon termination of this Agreement, Representative shall promptly surrender and deliver to Apollo, at his expense, all materials relating to Apollo and the product.

              c) Upon termination, Apollo shall have the right to withhold one-half of the amount of all commissions due to the Representative for a period of 90 days to cover subsequent credits due to customers on orders booked by the Representative.

         7.   ORDERS AND INVOICES:

              a) All orders or products booked by the Representative shall be subject to approval and acceptance by Apollo. Apollo shall have absolute right to refuse to accept any orders solicited by the Representative for any reason whatsoever.

              b) All invoices sent in connection with orders booked by the Representative shall be mailed directly to the customer by Apollo.

         8.   SALES POLICIES:

              a) Apollo shall have the absolute right to establish the prices, charges and terms governing the sale of the products. Apollo's sales policies shall be those currently in effect, established from the time in its proposals, bulletins and other authorized releases.

              b) Whenever possible Apollo agrees to give the Representative 30 days written notice of any changes in sales policies in advance of such change.


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         9.   INQUIRIES:

              a) The Company shall promptly notify Representative of any inquiries relating to the Products received from customers, together with copies of any correspondence and quotations sent to customers by the Company in response to such inquiries.

              b) Representative agrees to handle all inquiries promptly and to keep the Company informed as to quotations, contracts, customer requirements, competition and results.

         10.  SELLING AIDS AND SUPPLIES:

              a) During the term of this Agreement, the Company shall, at its expense, promptly make available to Representative and, where appropriate, to customers solicited by Representative copies of Company brochures, forms or orders, contracts and other information requested by Representative and reasonably needed by him in the performance of his obligations under this Agreement.

         11.  NON-COMPETITION:

              a) Representative agrees that during the term of this Agreement that he will not sell Products which, in the opinion of the Company, compete with the Products.

              b) Noncompliance with this Section 11 is cause for immediate termination of the Agreement and forfeiture of any and all commissions due.

         12.  CONFIDENTIAL INFORMATION:

              a) During the term of this Agreement, or at any time thereafter, Representative agrees not to disclose to any person, firm or corporation any confidential information relating to the business affairs of Apollo, including but not limited to, disclosure of customer lists, trade secrets or other information concerning the Products.

         13.  STATUS OF REPRESENTATIVE:

              a) The Company and Representative agree that Representative is an independent contractor, shall have no right or authority to bind, obligate, or make agreements for or on behalf of the Company without the prior written consent of the Company.

              b) Representative shall be solely responsible for all claims, damages or lawsuits arising out of its employees and/or agents.


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         14.  BOOKS AND RECORDS:

              a) The Company shall permit Representative and its agents, at their expense, to have access to and to examine Company Books and records at any reasonable time to verify orders and invoices covered by this Agreement.

         15.  MISCELLANEOUS:

              a) Notice. Any notice required to be given under this Agreement shall be deemed delivered when served personally upon the party for whom it is intended or when sent by registered or certified mail three (3) business days after mailing, to the addresses set forth below.

              b) Successors and Assigns. The rights and obligations of Apollo under this Agreement shall inure to the benefit of Apollo, its successors and assigns. The Representative shall not assign any of his rights or obligations under this Agreement without the prior written consent of Apollo.

              c) Waiver. Failure to insist on compliance with any of the terms or conditions contained herein shall not be deemed a waiver or relinquishment of any right provided for hereunder.

              d) Severability. In the event any provisions or any part of any provision of this Agreement are held to be illegal, invalid or unenforceable, such illegal, invalid or unenforceable of any other provisions or parts thereof.

              e) Effect of Headings. The headings used in the sections and subsections of this Agreement are intended for convenience only and shall not affect the construction or interpretation of any of the provisions or parts of provision of this Agreement.

              f) The Representative shall save and hold Apollo harmless from and against all claims, losses and liability (including damages, cost, attorneys' fees, and expenses) arising out of damage to property or injury to, or death of, persons occasioned by, or in connection with, the acts or omissions of the Representative or of its employees or the use of any equipment or property in connection therewith; or arising out of any representations or warranties with respect to products except as authorized in writing by Apollo; provided, however, that Apollo shall defend, at its expense all claims and suits asserted or brought against the Representative based on alleged defects of material, workmanship or design of Apollo products sold under the terms of this Agreement, and Apollo shall indemnify and hold the Representative harmless from such claims, suits and judgments arising therefrom.


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         16.  This Agreement constitutes the whole of the understanding and agreement between the parties and supersedes all prior agreements between the parties. It shall not be modified, altered or varied, except in writing executed by both parties.

         17.  This Agreement shall be construed under the laws of Florida.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written.

                             APOLLO INTERNATIONAL OF DELAWARE, INC.


                             By:
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                             Name:
                                  ----------------------------------------
                             Title:
                                   ---------------------------------------
                             Dated:
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                             REPRESENTATIVE/______________________________


                             By:
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                             Name:
                                  ----------------------------------------
                             Title:
                                   ---------------------------------------
                             Dated:
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                                     EXHIBIT "A"

1. The Representative shall be entitled to the following commissions on the net invoice price for the sale of Motor Protection Relays:

    A. ____________ percent (__%) on all products EXCEPT as noted in B below and in section 2 "Exclusions".

    B.   The commission rate may be adjusted by Apollo on the following:

         a. Major items of purchased for sale equipment which form a part of an order.

         b.   Orders for products sold at a lower than normal price.

         c. Orders for special, "designed to order" or "engineered to order" products

         d. The commission rate applicable to orders for the above items (a-c) will be communicated to the Representative at the time a quotation is issued to the customer.

2.  EXCLUSIONS:

         a. Transportation charges, sales taxes, insurance, trade discounts and the like

         b. Orders for products and services destined for end-use outside the United States. No commissions are paid on such "export" orders regardless of order origin, unless written reports are submitted prior to order placement demonstrating to Apollo's satisfaction, the Representative's influence in having the item specified.

         c. All new products added by internal development or by sales agreements with other companies, or by acquisitions and or mergers. The inclusion of exclusion of these new products and the applicable commission rate shall be established by Apollo.

3.  Commissions shall be apportioned as follows:

         a.   To the Representative who is the effective cause of the
              sale.....one third (1/3) of the total commission.  This credit will ordinarily be allocated to the Representative who brings the product to the attention of the customer; define the customer's needs; and causes the customer to requisition the product, request a quotation or otherwise initiates procurement.


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         b.   To the Representative from whose territory the order is
              mailed.....one third (1/3) of the total commission.  This credit will ordinarily be allocated to the Representative from whose territory the purchase order or confirming order is received except for certain customers which merely clear orders for all their plants at a single location on an informal basis, and are not influenced by the Representative at that location. In general, the postmark on the envelope that contains the purchase order or confirming order shall be regarded as the basis for "origin" credit.

         c.   To the Representative in the territory where the product is to be
              utilized.....one third (1/3) of the total commission.
              Destination credit is awarded to compensate the Representative in the territory who may be called upon to service the equipment and also to keep the company informed as to the customer's use of the product, satisfaction with the product etc.

         d. Exceptions to the above may be made at the discretion of Apollo providing the file of the transaction clearly shows that two territories equally share part "A" (in which case, commission credit will be shared equally), or where purchasing formalities of certain customers make part "B" of no consideration (in which case, purchase order commission credit will be given to the Representative in the territory receiving influence commission.)

4. Any questions or disagreements regarding commissions shall be resolved by Apollo, whose decision shall be final.



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